Zumiez Inc. Reports October 2013 Sales Results

Net Sales Increased 10.4% to $46.3 Million; October 2013 Comparable Store Sales Increased 1.2%

LYNNWOOD, WA -- (Marketwired - November 06, 2013) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended November 2, 2013 increased 10.4% to $46.3 million, compared to $41.9 million for the four-week period ended October 27, 2012. The Company's comparable store sales increased 1.2% for the four-week period ended November 2, 2013 compared to a comparable store sales increase of 0.6% for the four-week period ended October 27, 2012.

To hear the Zumiez prerecorded October sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of November 2, 2013 we operated 548 stores including, 511 in the United States, 28 in Canada, and 9 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200